 Exhibit 10.1

PROMISSORY NOTE

$160,000.00	Crystal Springs, Florida
July 10, 2015

FOR VALUE RECEIVED, the undersigned (“Maker”), promises to pay to Clyde A. Biston (“Holder”), P.O. Box 1299, Crystal Springs, Florida 33540, or at such other address as the Holder may from time to time specify by written notice to the Maker, in the manner hereinafter specified, the principal sum of ONE HUNDRED SIXTY THOUSAND Dollars and 00 cents ($160,000.00) together with interest at the rate of four and three-quarter percent (4.75%) per annum. The said principal and interest shall be payable in lawful money of the United States of America, on the date and in the manner following:

1. Payments. Maker agrees to pay Holder nineteen quarterly interest-only payments beginning on October 10, 2015 in the amount of $1,907.53, with the final payment in the amount of $161,907.53 due on July 10, 2020.

2. Prepayment. Maker may make a full or partial prepayment of the principal and interest at any time without penalty.

3. Default and Acceleration. Upon the failure of Maker to pay any installment of principal or interest when due, the entire unpaid balance of the principal, the accrued interest, and all other sums due hereunder, shall become immediately due and payable without notice, at the sole option of Holder, and said sum shall bear interest at the highest rate allowable by law.

4. Waiver. The failure of Holder to exercise the option to accelerate the maturity of this Note, as provided in Paragraph 3, above, in the event of a default shall not constitute a waiver of the right to exercise the acceleration provision in the event of any subsequent default.

5. Construction. The words “Maker” and “Holder” include the singular and the plural, the individual, partnership, corporation, and other business organizations, and the respective heirs, executors, administrators, and assigns of the Maker or the Holder. The use of either gender applies to both genders. If more than one party is named as the Maker, the obligations of each party are individual, joint and several.

6. Notices. Any notice that must be given to Maker under this Note shall be delivered by U.S. mail or personally to the Maker at the Address below or at a different address of which Makers have notified the Holder in writing. Any notice that must be given to the Holder under this Note shall be delivered by certified mail, return receipt requested to the address at which payments are to be made or at a different address of which the Holder has notified Maker in writing.

7. Attorneys’ Fees. In the event of a default of any kind or in the event of any litigation arising out of this Note, Maker agrees to pay the Holder all costs of collection, including reasonable attorneys’ fees incurred pre-trial, at trial, subsequent to entry of judgment, on appeal, related to any bankruptcy proceedings, and in connection with any alternative dispute resolution proceedings, together with Court costs, costs of investigation, accounting costs, abstracts, title evidence and all other costs.

8. Assumption of Note. This Note is not assumable without the express written consent of Holder.

9. Waiver of Notice. Each person liable herein, whether Maker or Endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor.

10. Waiver of Jury Trial. Maker agrees to waive trial by jury in the event of any litigation arising out of this Note and/or any amounts secured by it.

11. Venue. In the event that any action arises out of or in connection with this Note, venue shall be placed in the Courts of Pasco County, Florida, exclusively.

Signed, Sealed and Delivered	MAKER:
In the Presence Of:

/s/ Linda Weyant	/s/ Sharon Rosenbauer
Print Name: Linda Weyant
CROSS ENVIRONMENTAL SERVICES, INC.

By: Sharon Rosenbauer
/s/ Toni L. Schaefer	As its: Treasurer
Print Name: Toni L. Schaefer